Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Numbers 33-31765, 33-64248, 33-35592, 33-61429, 33-32857, 333-40363, 333-51585, 333-81351, 333-89280, 333-100224, 333-106714, 333-113723 and 333-117258 of The Pep Boys - Manny, Moe & Jack and subsidiaries on Form S-8 and Post-Effective Amendment No. 2 to Registration Statement No. 333-98255 of The Pep Boys - Manny, Moe & Jack and subsidiaries on Form S-3 of our report dated April 9, 2004 (March 2, 2005 as to the restatement described in Note 2), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement, appearing in this Annual Report on Form 10-K/A of The Pep Boys - Manny, Moe & Jack and subsidiaries for the year ended January 31, 2004.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
March 2, 2005